Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Amyris, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Amyris, Inc. and Subsidiaries (the Company) of our report dated March 16, 2023, relating to the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, which report appears in the Annual Report on Form 10-K of Amyris, Inc. for the year ended December 31, 2022.

We further consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Jose, California

March 31, 2023

Macias Gini & O’Connell LLP 60 South Market Street, Suite 1500 San Jose, CA 95113	www.mgocpa.com